Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
We consent to the use of our report dated March 2, 2020, except for Note B and Note T, as to which the date is July 20, 2022, with respect to the consolidated financial statements and financial statement schedules II to IV of FGL Holdings and subsidiaries, incorporated herein by reference.
/s/ KPMG LLP
Des Moines, Iowa
November 30, 2022
KPMG LLP, a Delaware limited liability partnership and a member firm of the KPMG global organization of independent member firms affiliated with
KPMG International Limited, a private English company limited by guarantee.